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                                                                       Exhibit 5
                                                                       ---------
                                          Moore & Van Allen PLLC
                                          Attorneys at Law

                                          Suite 4700
                                          100 North Tryon Street
                                          Charlotte, North Carolina  28202-4003

                                          T 704 331 1000
                                          F 704 331 1159
                                          www.mvalaw.com



September 21, 2000


Red Hat, Inc.
2600 Meridian Parkway
Durham, North Carolina 27713

Re: 175,086 Shares of Red Hat, Inc. Common Stock to Be Sold Pursuant to a Registration Statement on Form S-3 (Registration No. 333-45434)

Ladies and Gentlemen:

We have acted as counsel to Red Hat, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the "SEC")of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 with respect to 175,086 shares of the Company's common stock, par value $.0001 per share (the "Shares"). One hundred forty thousand eighty-six of the Shares were issued pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 4, 2000, by and among the Company, HKS Acquisition Co., Hell's Kitchen Systems, Inc. ("HKS"), and the majority shareholders of HKS, and 35,000 of the Shares were issued pursuant to an Asset Purchase Agreement (the "Purchase Agreement"), dated as of December 14, 1999, by and between the Company and Open Source, Inc.

In giving this opinion, we have reviewed copies of the Merger Agreement, the Purchase Agreement, the Registration Statement, and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the original document of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as original documents, the correctness of all statements of fact contained in all such original documents and the lack of any undisclosed termination, modification, waiver or amendment in respect of any document reviewed by us. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing, we are of the opinion that the Shares to be offered and sold pursuant to the Registration Statement are legally issued, fully paid, and nonassessable.

This opinion is delivered to you solely for your use in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or by any other person without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/S/ MOORE & VAN ALLEN PLLC